Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of April 15, 2026, by and between Ocular Therapeutix, Inc., a Delaware corporation (the “Company”), and Jason S. Robins (“Executive”) and amends and restates the terms and conditions of Executive’s employment with Ocular Therapeutix, Inc., as set forth in Executive’s offer letter dated November 24, 2024 (the “Existing Offer Letter”).  This Agreement has retroactive effect to January 20, 2026 (the “Effective Date”).  Until the Effective Date, the Existing Offer Letter will remain in full force and effect and continue to govern Executive’s employment with the Company.  In consideration of the mutual covenants contained in this Agreement, the Company and Executive agree as follows:

1.Employment.  The Company agrees to continue to employ Executive and Executive agrees to continue to be employed by the Company on the terms and conditions set forth in this Agreement.
(a)Capacity.  Executive shall continue to serve as the Senior Vice President of Finance and shall also serve as the Interim Chief Financial Officer until the Company provides Executive with written notice that he is no longer the Interim Chief Financial Officer.  Executive shall report directly to the Company’s Chief Executive Officer (“CEO”) or his designee, and shall have such duties and responsibilities as are customary for such position.
(b)Devotion of Duties; Representations.  During the Term (as defined below) of Executive’s employment with the Company, Executive will be employed full-time and shall devote Executive’s best efforts and substantially all of Executive’s business time and energies to the business and affairs of the Company and shall endeavor to perform the duties and services contemplated hereunder to the reasonable satisfaction of the Company.  During the Term of Executive’s employment with the Company, Executive shall not, without the prior written approval of the Company (by action of the Company’s CEO), undertake any other employment from any person or entity or serve as a director of any other company; provided, however, that (i) the Company will entertain requests as to such other employment or directorships in good faith and (ii) Executive will be eligible to participate in any outside activities permitted by a Company policy that is applicable to employees of the Company who are at the C-suite level, provided that any outside activity is approved by the CEO, and provided further that in no event may any employment, directorship or outside activity be undertaken if it would (x) be in violation of any provision of this Agreement or any other agreement between Executive and the Company, (y) interfere with the performance of Executive’s duties for the Company, or (z) present a conflict of interest with the Company’s business interests. Executive’s normal place of work will be the Company’s office in Bedford, Massachusetts. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.
2.Term of Employment.
(a)Executive shall be employed at-will, meaning that subject to the provisions herein, either the Company or Executive may terminate Executive’s employment at any time for any legal reason.

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(b)Executive’s employment hereunder shall automatically be terminated upon the first to occur of the following:
(i)Immediately upon Executive’s death;
(ii)By the Company, by written notice to Executive effective as of the date of such notice (or on such other date as specified in such notice):
(A)Following the Disability of Executive.  “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Such incapacity shall be determined by a physician chosen by the Company and satisfactory to Executive (or Executive’s legal representative) upon examination requested by the Company (to which Executive hereby agrees to submit). Notwithstanding the above, Executive shall not be regarded as having a Disability (I) if Executive is able to perform the essential functions of Executive’s job with or without reasonable accommodation or (II) unless such Disability results in Executive being “Disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder. (In this Agreement we refer to Section 409A of the Code and any guidance issued thereunder as “Section 409A.”);
(B)For Cause (as defined below); or
(C)Without Cause.
(iii)By Executive:
(A)At any time by written notice to the Company, effective thirty (30) days after the date of such notice, which notice period the Company may waive in whole or in part at its sole discretion; or
(B)By written notice to the Company for Good Reason (as defined below), effective on the date specified in such notice.

The period of Executive’s employment by the Company under this Agreement is referred to herein as the “Term.”

(c)Definition of “Cause”.  For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (ii) a good faith finding by the Company that any of the following have occurred: (A) the willful and continued failure by Executive to perform Executive’s material duties or responsibilities (other than such a failure as a result of Disability); (B) any action or omission by Executive involving willful misconduct, gross negligence, or

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dishonesty with regard to the Company; (C) Executive’s material breach of a fiduciary duty to the Company; (D) Executive’s commission of an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company; (E) Executive’s failure or refusal to comply in any material respect with the Company’s material policies or procedures; or (F) the material breach by Executive of a material provision of this Agreement or any other agreement between Executive and the Company, provided that any breach of Executive’s obligations under the Restrictive Covenants Agreement (as defined below) or any other restrictive covenant agreement shall be deemed a material breach of a material provision of this Agreement that is not amenable to cure.  In respect of the events described in clauses (A), (E) and (F) above, the Company shall give Executive written notice of the failure of performance or breach, reasonable as to time, place and manner in the circumstances, and a 30-day opportunity to cure, provided that such failure of performance or breach is reasonably amenable to cure as determined by the Company in its reasonable discretion.  If cured, such conduct shall no longer be deemed a basis for a termination of Executive for “Cause” unless Executive subsequently engages in such conduct.
(d)Definition of “Good Reason”.  For purposes of this Agreement, a “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within sixty (60) days after the Company receives written notice (which must be received from Executive within thirty (30) days following the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Executive has consented to the condition that would otherwise be a basis for Good Reason. Further, Executive needs to resign within 30 days after the Company has failed to cure the Good Reason(s):
(i)A change required by the Company in the principal location at which Executive provides services to the Company to a location more than fifty (50) miles from such principal location other than in a direction that reduces Executive’s daily commuting distance (which change, the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which Executive provides services to the Company), provided that such a relocation shall not be deemed to occur under circumstances where Executive’s responsibilities require Executive to work at a location other than the principal location at which Executive provides services to the Company for a reasonable period of time;
(ii)A material (greater than 10%) reduction in Executive’s base salary;
(iii)A material breach of this Agreement by the Company; or
(iv)A material diminution in duties, authority or responsibilities.

Notwithstanding the foregoing, Executive acknowledges and agrees that any changes to his duties, authority or responsibilities resulting from his no longer serving as the Company’s Interim Chief Financial Officer shall not constitute Good Reason.

(e)Definition of “Corporate Change”.  For purposes of this Agreement, “Corporate Change” shall mean the occurrence of any of the following events:

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(i)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(e) the following acquisitions shall not constitute a Corporate Change: (A) any acquisition directly from the Company or (B) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of Section 2(e)(iii) of this definition;
(ii)a change in the composition of the Company’s Board of Directors (the “Board”) that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of hereof or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(iii)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or other governing body, respectively, of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination).

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Notwithstanding the foregoing, a “Corporate Change” shall not occur as a result of a Business Combination after which a majority of the Board of the Acquiring Entity consists of persons who were directors of the Company immediately prior to the Business Combination.  For purposes of the payment of any payments or benefits hereunder (including pursuant to Section 4(b) hereof) or pursuant to any other agreement between the Company and Executive that are subject to Section 409A, a Corporate Change shall not be deemed to have occurred unless such Corporate Change constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(f)Resignation from Other Positions.  If, as of the date that Executive’s employment terminates for any reason, Executive is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any entity affiliated with the Company), Executive shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date Executive’s employment terminates.  Executive agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).
3.Compensation.
(a)Base Salary.  Executive’s initial base salary during the Term shall be at the rate of $434,970 per year.  Executive’s base salary shall be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, less any amounts required to be withheld under applicable law.  The base salary will be subject to adjustment from time to time in the sole discretion of the Company.
(b)Bonus.  In addition to the base salary, the Company may pay Executive an annual bonus (the “Bonus”) as determined by the Board solely in its discretion, it being understood that Executive’s target annual bonus shall be 35% of Executive’s base salary in effect for such year and that the actual bonus paid, if any, may be higher or lower than such target amount in any year in the Board’s discretion.  The Board’s decision to issue a Bonus to Executive in any particular year shall have no effect on the absolute discretion of the Board to grant or not to grant a Bonus in subsequent years.  Except as otherwise provided in this Agreement, Executive must be an active employee of the Company as of December 31 of the relevant calendar year in order to be eligible for and to earn any Bonus for that year.  Any Bonus for a particular year shall be paid or provided to Executive in a lump sum, less applicable taxes and withholdings, no later than March 15th of the calendar year following the calendar year in which the Bonus was approved by the Board and earned.
(c)Equity.  Following the end of each fiscal year during the Term, and subject to the approval of the Board, Executive may be eligible for an equity award or awards, which will be based on both individual and corporate performance during the applicable fiscal year and such other factors as may be determined by the Board, in its sole discretion, and will be made under such terms and in such amounts as may be determined by the Board, in its sole discretion. In any event, Executive must be an active employee of the Company (and having neither received, nor been provided with, notice of termination) on the date the equity award is granted in order to be eligible to receive a grant, as the grant also serves as an incentive to remain employed by the Company.

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(d)Vacation.  Executive shall be eligible to take up to 20 days of paid vacation during each year of the Term, subject to the accrual described in the following sentence, to be taken at such time or times as shall be mutually convenient and consistent with Executive’s duties and obligations to the Company.  The number of vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month.  Vacation is at all times subject to the Company’s Time-Off Policy, which the Company may change periodically in its sole discretion.
(e)Fringe Benefits.  Executive shall be entitled to participate in any employee benefit plans that the Company makes available to its executives (including, without limitation, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”).  These Fringe Benefits may be discontinued, modified or changed from time to time at the sole discretion of the Company.  Where a particular Fringe Benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular Fringe Benefit is governed solely by the applicable plan document, and eligibility to participate in such plan(s) may be dependent upon, among other things, a physical examination, subject to applicable law.
(f)Reimbursement of Expenses.  Executive shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by Executive in furtherance of the Company’s business in accordance with its policies for senior executives, subject to Section 4(d)(v).
(g)Clawback Policy.  Executive agrees to be subject to, and bound by, the terms and conditions of the Company’s Clawback Policy (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Policy”), a copy of which has been made available to Executive. In the event it is determined in accordance with the Policy that any compensation or compensatory award granted, earned, or paid to Executive must be forfeited or reimbursed to the Company, Executive will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.
4.Severance Compensation.
(a)In the event of any termination of Executive’s employment for any reason, the Company shall pay Executive (or Executive’s estate) (i) such portion of Executive’s base salary as has accrued prior to such termination and has not yet been paid, (ii) any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and which have not been paid as of the date of such termination, (iii) the amount of any Bonus previously earned and approved by the Board for payment to Executive but not yet paid for the prior fiscal year, which amount shall not include any pro rata portion of any Bonus which would have been earned if such termination had not occurred, (iv) any amounts for accrued but unused vacation days (as provided above), and (v) any vested or accrued benefits under the Company’s employee benefits plans (the “Accrued Obligations”). Such Accrued Obligations shall be paid as follows: (A) for (i) and (iv), by the earlier of the next payroll date of the Company following the date of termination and such date as is required by law, (B) for (iii), when Bonuses are paid to other senior executive officers of the Company, (C) for (ii), under the Company’s expense reimbursement policy and (D) for (v), under the terms of the applicable employee benefit plans of the Company.

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(b)In the event that Executive’s employment hereunder is terminated (i) by Executive for Good Reason or (ii) by the Company without Cause, the Company shall pay to Executive the Accrued Obligations and shall make the severance payments and provide the benefits described below; provided that receipt of any such severance payments and benefits (other than the Accrued Obligations) shall be dependent upon Executive’s execution and, to the extent applicable, non-revocation of a separation and general release of claims agreement in substantially the form attached hereto as Exhibit A (which may be revised by the Company in accordance with the footnotes therein) (the “Release”), provided to Executive in connection with Executive’s termination. The Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following Executive’s termination of employment, or such earlier date as determined by the Company. The severance payments and benefits shall be paid or commence, as applicable, on the first payroll period following the date of Executive’s termination and an effective Release (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following Executive’s termination occurs in the calendar year following the date on which Executive’s employment terminates, the Payment Date shall be no earlier than January 1 of such subsequent calendar year.
(i)If Executive’s termination occurs outside the period commencing on the date ninety (90) days prior to the closing of a Corporate Change and ending prior to or after the twelve (12) month period following a Corporate Change (the “Protected Period”), the Company shall continue to pay Executive’s base salary for twelve (12) months following Executive’s termination of employment  in accordance with the Company’s payroll practice, beginning on the Payment Date; provided, that the first installment will include all amounts that otherwise would have been paid to Executive from the date Executive’s employment terminates through the Payment Date had the Release become effective on the date of termination.  If Executive’s termination of employment occurs during the Protected Period, then, in lieu of the foregoing, the Company shall pay Executive eighteen (18) months of Executive’s base salary in a lump sum on the Payment Date.
(ii)Only if the termination occurs during the Protected Period, the Company shall pay Executive an amount equal to one and one-half times Executive’s target annual bonus, described in Section 3(b) hereof, for the year in which the termination of employment occurs, which total amount shall be payable in a lump sum on the Payment Date.
(iii)Only if the termination occurs during the Protected Period, one hundred percent (100%) of Executive’s then outstanding unvested time-based equity awards granted by the Company shall vest immediately upon the Payment Date.  For the avoidance of doubt, any equity awards that vest based on the achievement of performance metrics shall be governed by the terms of the applicable award agreement and shall not be entitled to accelerated vesting pursuant to the previous sentence.
(iv)Should Executive timely elect and be eligible to continue receiving group medical coverage pursuant to the law known as COBRA, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, as well as any administrative fee, for twelve (12) months

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following Executive’s termination of employment (or, if the termination occurs during the Protected Period, for eighteen (18) months following such termination of employment), subject to applicable law and the terms of the respective policies; provided that the Company’s obligation to provide the premium payments contemplated herein shall terminate upon Executive’s becoming eligible for coverage under the medical benefits program of a subsequent employer.  The foregoing shall not be construed to extend any period of continuation coverage (e.g., COBRA) required by Federal law.
(c)In the event that Executive’s employment hereunder is terminated (i) by Executive for other than a Good Reason, or (ii) by the Company for Cause, or (iii) as a result of Executive’s death or Disability, then the Company will pay to Executive the Accrued Obligations. The Company shall have no obligation to pay Executive (or Executive’s estate) any other compensation or provide any other benefit(s) following such termination except as provided in Section 4(a).
(d)Compliance with Section 409A.  Subject to the provisions in this Section 4(d), any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Executive’s employment.  The following rules shall apply with respect to the distribution of the severance payments and benefits, if any, to be provided to Executive under this Agreement:
(i)It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(ii)If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
(iii)If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:
(A)Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and such payments and benefits shall be paid or provided on the dates and terms set forth in this Agreement; and
(B)Each installment of the severance payments and benefits due under this Agreement that is not described in Section 4(d)(iii)(A) above and that

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would, absent this subsection (B), be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.
(iv)The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 4(d)(iv), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
(v)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
(vi)Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
(e)Modified Section 280G Cutback.
(i)Notwithstanding any other provision of this Agreement, except as set forth in Section 4(e)(ii), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for

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Executive.  For purposes of this Section 4(e), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
(ii)Notwithstanding the provisions of Section 4(e)(i), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to Executive (including federal and state income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 4(e)(ii) shall be referred to as a “Section 4(e)(ii) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
(iii)For purposes of this Section 4(e) the following terms shall have the following respective meanings:
(A)“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
(B)“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
(iv)Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4(e)(iv).  Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4(e)(ii) Override is applicable.  Within 30 days after delivery of such notice to

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Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that Executive disagrees with such determination, in which case Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 4(e)(ii) Override is applicable.  In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.  If Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the greater Boston, Massachusetts area, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.
(v)The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payments with a lower Contingent Compensation Payment Ratio.  The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by Executive in respect of the applicable Contingent Compensation Payment.  For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for

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determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).
(vi)The provisions of this Section 4(e) are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments.
5.Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement.  Executive acknowledges that Executive’s Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement dated December 2, 2024 (the “Restrictive Covenants Agreement”) remains in full force and effect and unaltered in all respects.  Executive further represents that Executive is not under any obligation to any former employer or any other person or entity which would or does prevent, limit, or impair in any way the performance by Executive of Executive’s duties pursuant to this Agreement.
6.Records.  Upon termination of Executive’s relationship with the Company, Executive shall deliver to the Company any property of the Company which may be in Executive’s possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.
7.No Conflicting Agreements.  Executive hereby represents and warrants that Executive has no commitments or obligations inconsistent with this Agreement.
8.Conditions to Continued Employment.  Executive shall, from time to time during employment as determined by the Company in its sole discretion, be available for and cooperate with the Company in obtaining background checks on Executive, including providing any and all consents necessary to the accomplishment of the foregoing.
9.General.
(a)Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address as follows:
If to the Company:	Ocular Therapeutix, Inc. 15 Crosby Drive Bedford, MA 01730 USA Attention: Chief Operating Officer Telephone: (781) 357-4000

With an email copy to:

Chief Human Resources Officer: hr@ocutx.com

VP, Law Department: law@ocutx.com

If to Executive:	Jason S. Robins

[**]
[**]

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(or last known address on file with the Company)

or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

(b)Entire Agreement.  This Agreement, together with any referenced agreements incorporated herein, including the Restrictive Covenants Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
(c)Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.
(d)Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
(e)Assignment.  The Company shall assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved.  Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.
(f)Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.
(g)Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

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(h)Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 9(a) hereof.
(i)Severability.  The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.
(j)Headings and Captions; Interpretation.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.
(k)No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(l)Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(m)Survival.  The provisions of Sections 4, 6, and 9 shall survive the termination of this Agreement and Executive’s employment hereunder in accordance with their terms.  For the avoidance of doubt, the Restrictive Covenants Agreement shall also survive the termination of this Agreement and Executive’s employment hereunder.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Ocular Therapeutix, Inc.

/s/ Pravin U. Dugel

Name:Pravin U. Dugel, MD

Title:Executive Chairman, President and Chief Executive Officer

Agreed and Accepted

/s/ Jason S. Robins

Jason S. Robins

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EXHIBIT A TO EMPLOYMENT AGREEMENT1

VIA [HAND DELIVERY/ELECTRONIC MAIL]

[Insert Date]

[Insert Employee Name]

[Insert Employee Address]

Dear [Insert Employee Name]:

As we discussed, your employment with Ocular Therapeutix, Inc. (the “Company”) [is ending][has ended] effective [insert separation date] (the “Separation Date”).  As we also discussed, you will be eligible to receive the severance benefits described in Section 4(b) of the Employment Agreement dated [insert date] between you and the Company to which this letter agreement is attached as Exhibit A (the “Employment Agreement”), and referenced in paragraph 1 below, if you sign and return this letter agreement to me on or before [Insert Return Date2][, but no earlier than the Separation Date,] and do not revoke your agreement (as described below).  By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2.  Therefore, you are advised to consult with an attorney before signing this letter agreement [and you have been given at least [twenty-one (21)][forty-five (45) 3] days to do so].  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) business day period after you have signed it (the “Revocation Period”) by notifying [me] in writing.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on your entering into this letter agreement, the following will apply regardless of whether or not you do so:

●	As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.
●	You will receive payment for your final wages and any unused vacation time accrued through the Separation Date.

1 Note: You agree that the Company may revise this release in its sole discretion to reflect changes in law, additional statutes or claims, benefits, or your circumstances, so that the Company receives the benefit of the most complete release of claims that is legally permissible (without releasing your right to receive the severance benefits set forth in the Employment Agreement), and that the Company may also change the timing, if required, to obtain such release. This footnote and the other footnotes herein are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution.

2 Note: The Company may designate a period of up to 60 days in its sole discretion.

3 Note: The timing depends on your age at separation from employment, and whether the termination involves a group of employees. The period may be reduced if you are under age 40 at the time of termination, and the revocation language would be deleted.

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●	You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.
●	You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 4(c) below. Further, you remain subject to your continuing obligations to the Company as set forth in the Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement referenced in the Employment Agreement (the “Restrictive Covenants Agreement”), which remains in full force and effect.
●	You must return to the Company no later than the Separation Date all Company property.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1.Severance Benefits –The Company will provide you with the pay and benefits set forth in Section 4(b) of the Employment Agreement (the “severance benefits”), in accordance with and subject to the terms thereof.  You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph.

2.Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., [the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.]4, the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit

4 Note: Inclusion of Age Discrimination in Employment Act depends on age at time of termination.

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Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.  Notwithstanding the foregoing, nothing in this release of claims or in this letter agreement shall be deemed to prohibit you from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the Equal Employment Opportunity Commission or a state or local fair employment practices agency. You retain the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waive any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way your ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental or regulatory authority.  Further, nothing in this release of claims or in this letter agreement shall deprive you of any rights you may have to be indemnified by the Company pursuant to the Company’s Articles of Incorporation or By-Laws or any existing written indemnification agreement between you and the Company.

3.Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations, except with regard to Permitted Disclosures (as defined in paragraph 4(c) below), as well as all of your continuing obligations set forth in the Restrictive Covenants Agreement, which survive your separation from employment with the Company.  In addition, as an express condition of your receipt of the severance benefits, you agree that, for a period of one (1) year following the Separation Date, you will not, in the Applicable Territory (as defined below), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company,

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engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business in the ophthalmic space, including but not limited to any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with or is intended to compete with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or actively being planned to be researched, developed, manufactured, marketed, licensed, sold or provided by the Company in the ophthalmic space (a “Competitive Company”), if you would be performing job duties or services for the Competitive Company that are of a similar type that you performed for the Company at any time during the last two (2) years of your employment.  As a senior leader for the Company, you acknowledge and agree that, in the performance of your duties for the Company (including without limitation, assisting the Company with its overall business strategy), you were involved in all aspects of the Company’s business and operations.  Accordingly, you acknowledge and agree that undertaking any leadership role in a Competitive Company would constitute performing job duties or services of a similar type that you performed for the Company.  For purposes of this paragraph 3, “Applicable Territory” shall mean the geographic areas in which you provided services or had a material presence or influence at any time during your last two (2) years of your employment and, as a senior leader for the Company, you acknowledge that your duties and responsibilities required you to have a material presence and/or influence anywhere that the Company does business.  Notwithstanding the foregoing, this paragraph 3 shall not preclude you from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional Competitive Company (a “Division”) if: (i) the Division by which you are employed, or to which the you provide services, is not competitive with the Company’s business (within the meaning of this paragraph 3), and (ii) you do not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional Competitive Company that is competitive with the Company’s business (within the meaning of this paragraph 3).  If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range or activities or geographic area as to which it may be enforceable.  If you violate the non-competition provisions set forth in this paragraph, you shall continue to be bound by such restrictions until a period of one (1) year has expired without any violation of such provisions.

4.Disclosures –

a.Non-Disparagement – Except for Permitted Disclosures, you agree not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client, or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the business affairs, business prospects, or financial condition of the Company or any of the other Released Parties. The Company agrees not to make any official statements which are disparaging, derogatory or defamatory about you and shall

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instruct its senior executives and board of directors not to make any disparaging, derogatory or defamatory statements about you.

b.Confidentiality – Except for Permitted Disclosures, you agree to maintain as confidential and not to disclose the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement.

c.Permitted Disclosures – Nothing in this letter agreement, including paragraphs 3, 4(a), and 4(b) above, in any confidentiality requirements in the Restrictive Covenants Agreement, or elsewhere prohibits or restricts you from (i) communicating with, or voluntarily providing information you believe indicates possible or actual violations of the law to, local, state or federal government agencies, any legislative body, law enforcement, or self-regulatory organizations (including but not limited to the Securities and Exchange Commission), and/or (ii) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act.  You are not required to notify the Company of any such communications.  Further, notwithstanding your confidentiality and non-disclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”  All disclosures permitted by this paragraph 4(c) are collectively referred to in this letter agreement as “Permitted Disclosures.”

5.Company Affiliation – You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company.  Without limiting the foregoing, you confirm that, within five (5) days following the Separation Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed by or associated with the Company.

6.Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control and that you have left intact, and have otherwise not destroyed, deleted, or made inaccessible to the Company, all electronic

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Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.Business Expenses and Final Compensation – Upon payment of the Accrued Obligations (as such term is defined in the Employment Agreement), if any, you acknowledge that: (a) you will have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you and (b) you will have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation, benefit or consideration is owed to you except as provided herein.

8.Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company.  You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

9.Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of

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the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11.Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.Acknowledgments5 – You acknowledge that you have been given [a reasonable amount of time][at least twenty-one (21)/forty-five (45) days] to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) business days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) business day revocation period.  [You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.]

13.[Eligibility for Severance Program6 – Attached to this letter agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job titles and ages of all individuals eligible or selected for such severance benefit program, and the job titles and ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.]

14.Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15.Applicable Law; Equitable Remedies – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.  Further, you acknowledge that the restrictions referenced and contained in Sections 3 and 4 of this letter agreement are necessary for the

5 Note: Bracketed text depends on age at time of termination.

6 Note: Inclusion of paragraph and referenced attachment depends on age at time of termination and whether termination involves a group of employees.

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protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose.  You agree that any breach or threatened breach of such provisions is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond, and the right to specific performance of such provisions, and you hereby waive the adequacy of a remedy at law as a defense to such relief.  You further hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.

16.Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.  Notwithstanding the foregoing, if any of the restrictions contained in paragraph 3 above conflict with the restrictions contained in any other restrictive covenant agreement executed by you, such conflict will be resolved in the manner most protective of the Company.

17.Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits.

[Remainder of Page Intentionally Left Blank]

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If you have any questions about the matters covered in this letter agreement, please call me at [insert phone number].

Very truly yours,

By: __________________________________

[Insert Name]

[Insert Title]

I hereby agree to the terms and conditions set forth above.  I have been given [a reasonable amount of time][at least twenty-one (21)/forty-five (45) days]7 to consider this letter agreement, and I have chosen to execute this on the date below.  I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) business days.

_____________________________ Jason S. Robins	_________________________ Date

To be returned in a timely manner as set forth on the first page of this letter agreement, but not to be signed before the close of business on your last day of employment.

7 Note: The timing depends on your age at separation from employment, and whether the termination involves a group of employees.

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